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EXHIBIT 11.2
STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
(IN THOUSANDS, EXCEPT PER SHARE DATA)

The following table sets forth the calculation of total number of shares used in the computation of net earnings (loss) per common share:


                                                THREE MONTHS ENDED MARCH 31,
                                                    1998             1997
                                                ------------    -------------
Weighted average common shares outstanding         19,411            14,237

Dilutive incremental shares assumed to be
  outstanding related to stock options,
  warrants and put options                             -                 -

Weighted average common and common
  equivalent shares used in the computation     ------------     ------------
  of net income (loss) per common share            19,411            14,237
                                                ============     ============

Net income (loss)                                 $(7,074)          $(6,336)
                                                ============     ============

Basic earnings (loss) per common share            $ (0.36)          $ (0.45)
                                                ============     ============
Diluted earnings (loss) per common share          $ (0.36)          $ (0.45)
                                                ============     ============